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Exhibit 3.4

LIMITED PARTNERSHIP AGREEMENT
A California Limited Partnership

        This LIMITED PARTNERSHIP AGREEMENT (Agreement) is made as of July 20, 1996, among VENOCO, INC., a California corporation, as General Partner ("General Partner"), and WHITHER PIPELINE CORPORATION, a California corporation, as Limited Partner ("Limited Partner"). The General Partner and the Limited Partner are sometimes collectively referred to as the Partners, and individually as a Partner.

        By this Agreement, the Partners join together to form a Limited Partnership (the Partnership) under the California Revised Limited Partnership Act and agree to all the terms of this Agreement.

1.    Name.    The name of the Partnership is BMC, Ltd., a California Limited Partnership.

2.    Place of Business.    The principal place of business of the Partnership shall be 217 State Street, Suite 300, Santa Barbara, California 93101, or at such other place as the General Partner may determine. The General Partner shall give the Limited Partner at least thirty (30) days' notice of any change in the principal place of business of the Partnership.

3.    Purpose.    The purpose of the Partnership is to purchase, operate and develop oil and gas leases and properties more particularly described in Exhibit "A" attached hereto and by this reference made a part hereof including, without limitation, all equipment useful or necessary in connection therewith.

4.    Term.    The Partnership term shall begin on the date of filing the Partnership's Certificate of Limited Partnership with the California Secretary of State's office. The Partnership term shall end on December 31, 2016, unless sooner terminated under Section 16 of this Agreement.

5.    Control in General Partner.    Subject to the voting rights of Limited Partner as provided in Section 14, the General Partner shall have exclusive and complete control over the business of the Partnership, including the power to assign duties, to sign deeds, notes, deeds of trust, contracts and leases, and to assume direction of business operations, and shall have all rights, power, and authority generally conferred by law or necessary, advisable, or consistent with accomplishing the purpose of the Partnership.

6.    Limitation on Partners' Obligations.    The General Partner is not obligated to devote full time to the affairs of the Partnership. The General Partner may become involved in other businesses and occupations and other partnerships. The General Partner shall devote to the Partnership business the amount of time reasonably necessary to manage the business and affairs of the Partnership and to perform the duties of the General Partner.

        A Partner shall have no obligation to present any investment opportunity to the Partnership, even if the opportunity is of a character consistent with the purpose of the Partnership and which, if presented to the Partnership, could be taken by the Partnership. Each Partner shall have the right to take for the Partner's own account or to recommend to others any investment opportunity. The Partners shall have no duties or obligations to one another except those expressly stated in this Agreement.

7.    Indemnification of General Partner.    The Partnership, its successors and assigns, shall indemnify, hold harmless, and pay all judgments and claims against the General Partner, its agents and assigns, arising from or in connection with any liability, loss, or damage incurred by any of them by reason of any act performed or omitted to be performed with respect to the business of the Partnership, including costs and attorneys' fees and any amounts expended in the settlement of any such claims, unless the loss, liability, or damage was caused by the gross negligence, fraud, or willful misconduct of the General Partner.

8.    Capital Contributions and Accounts.    Each Partner shall contribute as invested capital the amount shown opposite the Partner's name on Exhibit "B" to this Agreement, which Exhibit is hereby incorporated by reference as though fully set forth herein. No Partner shall be required or permitted to make any additional contribution to the capital of the Partnership except with the unanimous consent of the Partners. If anyone is admitted as a new Partner to the Partnership, the Partners agree to make appropriate revisions to this Agreement, including revisions to the terms governing capital contributions and allocations, as may be appropriate. The admission of a new Partner shall not terminate the Partnership. Each Partner shall have a capital account equal to that Partner's capital contributions plus allocations of net income and minus distributions and allocations of net loss.

9.    Compensation of the General Partner.    The Partnership shall not pay any salary or fee to the General Partner or any part of the General Partner's overhead and administrative costs. However, the General Partner shall be entitled to payment pursuant to the terms and conditions of that certain Operating Agreement of even date herewith by and between the General Partner, as Operator, and the Partnership, as Non-Operator.

10.    Distributions and Allocations.    All distributions of cash or property and all allocations of income, expenses, deductions and loss shall be made to the Partners in proportion to Exhibit "B". The General Partner shall make cash distributions or not in its sole discretion.

11.    Accounting; Books and Records.    The fiscal year of the Partnership shall be September 1 — August 31. The Partnership books and records shall be kept using the accrual method of accounting. The General Partner shall keep at the principal office of the Partnership:

  (A)
  A current list in alphabetical order of the full name and last known business or residence address of each Partner, together with the contribution and share in profits and losses of each Partner.

  (B)
  A copy of the Certificate of Limited Partnership, any amendments thereto, and executed copies of any powers of attorney under which any certificate has been executed.

  (C)
  Copies of the Partnership's tax returns for the most recent six years.

  (D)
  Copies of this Agreement and all amendments.

  (E)
  Financial statements of the Partnership for the most recent six years.

        On request, the General Partner will promptly deliver to a Limited Partner, at the expense of the Partnership, a copy of any of the information referred to in (A), (B), or (D), above. Each Limited Partner has the right, on reasonable request, to inspect and to copy (at the Limited Partner's own expense, except as provided in the preceding sentence) any of the records described in this Section 11, and to obtain, promptly when available, copies of all the Partnership's tax returns. The General Partner shall send to each Partner, within 75 days after the end of each tax year, the information necessary for the Partner to complete the Partner's tax return with respect to Partnership matters.

12.    Transfer and Assignment.    No Limited Partner may transfer or assign his or her interest in the Partnership except with the consent of the General Partner. The General Partner's consent may be given or withheld in the General Partner's sole discretion. Notwithstanding the foregoing, a Limited Partner may, without the General Partner's consent, assign all or a portion of his or her interest in the Partnership to a spouse, lineal descendants, ancestors, or any trust exclusively for the benefit of the Limited Partner or any of the foregoing persons. Any person acquiring an interest from a Limited Partner shall be subject to all the terms and conditions of this Agreement, including the provisions of this Section 12. The General Partner may establish reasonable rules with respect to the admission of any person as a Limited Partner. The consent of other Limited Partners shall not be required for admission as a Limited Partner of a person who is an assignee or successor of a Limited Partner. An assignee, whether or not admitted as a substitute Limited Partner, shall be entitled to receive the assigning Limited Partner's share of allocable income and loss and distributions to the extent of the interest assigned. The General Partner's interest in the Partnership may be transferred or assigned only with the consent of all Limited Partners.

13.    Right of First Refusal.    If any Limited Partner (the Selling Partner) wishes to sell or transfer his or her interest in the Partnership, the Selling Partner shall first given thirty (30) days' notice to the Partnership and to the other Partners (the Offerees) so that the Offerees may have the first right to purchase the interest of the Selling Partner. The notice shall contain the price and a complete designation of the terms on which the Selling Partner wishes to sell or transfer the interest. Within thirty (30) days of receipt of the notice given by the Selling Partner, the Offerees shall in writing either accept the offer to purchase the interest of the Selling Partner on the terms provided in the notice or reject the offer. Failure to accept in writing within the 30-day period shall be deemed a rejection. If more than one Offeree elects to purchase the interest, the Partnership shall have the first right to purchase the remaining interest of the Selling Partner. To the extent it is necessary to apportion the interest to be sold among the remaining Offerees, the remaining Offerees wishing to purchase the interest shall each have the right to purchase pro rata in proportion to their Partnership interests. If no notice to purchase is given by the Offerees, the Selling Partner may transfer or sell the interest within ninety (90) days after the termination of the 30-day period, with the sale or transfer to be consummated on the terms described in the notice. If the terms change or if the Selling Partner desires to sell or transfer the interest after expiration of the 90-day period, the sale or transfer shall again be subject to this Section 13.

        The terms "interest in the Partnership," "interest of a Partner," and "Partnership interests," are defined, for purposes of this Agreement, as the Selling Partner's entire interest in the Partnership or, as applied to the Offerees, the Partners' respective shares in the profits of the Partnership.

14.    Rights and Obligations of the Limited Partners.    Meetings of the Limited Partners may be called by any Partner. Meetings shall be held at the place determined by the General Partner. Meetings shall be conducted in accordance with rules and regulations adopted by the General Partner consistent with the provisions of the California Revised Limited Partnership Act. The General Partner shall be free to vary any provisions of that Act with respect to meetings as fully as if the rules and regulations adopted by the General Partner were part of this Partnership Agreement and approved by each of the Partners.

        Limited Partners shall take no part in the control, conduct, or operation of the business of the Partnership and shall have no right or authority to act for or bind the Partnership. Limited Partners shall have the right by unanimous vote to approve or disapprove only the following matters, and no others:

  (A)
  Election of a new General Partner;

  (B)
  Termination and dissolution of the Partnership;

  (C)
  Sale or transfer of the Partnership property;

  (D)
  Subject to Section 15, the removal of a General Partner; or

  (E)
  Subject to Section 17, the amendment of this Agreement.

        Each of the foregoing acts, except as provided in Section 15, shall also require the approval of the General Partner.

        No Limited Partner shall have the right or power to withdraw or reduce the capital contribution of the Limited Partner except on dissolution and liquidation of the Partnership. Limited Partners may consult with the General Partner on matters relating to the business of the Partnership; however, no such consultation shall constitute participation in the control of the business of the Partnership or constitute taking action on behalf of the Partnership.

        Limited Partners as a group shall constitute an audit committee of the Partnership, which shall have the authority and responsibility to review Partnership financial statements, tax returns, and accounting practices of the Partnership, and to make recommendations with respect to those matters.

  (F)
  Any other matter on which the General Partner decides, in his sole discretion, to seek a vote of the Limited Partners, provided that the General Partner has received, before the vote, a written opinion of counsel that neither the vote on, nor approval of, the matter will cause the Limited Partners to participate in the control of the Partnership's business.

15.    General Partner Ceasing To Be a General Partner.    The General Partner shall cease to be a General Partner only on the occurrence of one of the following events:

  (A)
  The General Partner's withdrawal from the Partnership;

  (B)
  The removal of the General Partner;

  (C)
  Ninety (90) days after the filing of a petition for bankruptcy, the appointment of a receiver, an assignment for the benefit of creditors, or similar act by or for the General Partner;

  (D)
  Death or entry by court of competent jurisdiction of an order adjudicating the General Partner incompetent; or

  (E)
  The dissolution or termination of any entity which serves as General Partner.

        The General Partner may withdraw on ninety (90) days' written notice to the Limited Partner. The General Partner shall cease to be a General Partner on the effective date of the withdrawal, provided, however, that the General Partner shall not withdraw unless the Limited Partner has elected a successor to serve as General Partner effective on or before such withdrawal.

        Limited Partners may remove the General Partner by unanimous approval of the Limited Partners. However, the General Partner may be removed only for cause. "Cause" means gross negligence, willful misconduct, breach of fiduciary duty, or conviction of a crime involving a potential penalty of at least one year in jail and a fine of $5000.

        When the General Partner ceases to be a General Partner, the interest of the General Partner shall become an interest as a Limited Partner in the Partnership and the former General Partner shall have the same rights, privileges, and restrictions as a Limited Partner as all other Limited Partners.

16.    Dissolution.    The Partnership shall dissolve on the occurrence of the first of the following events:

  (A)
  The expiration of its term as provided in Section 4;

  (B)
  The agreement by all Partners to dissolve;

  (C)
  The sale of all or substantially all of the assets of the Partnership and the distribution of the proceeds to the Partners;

  (D)
  The General Partner ceasing to be a General Partner (other than by removal) unless (a) there is at least one other General Partner, in which case the remaining General Partner or Partners shall continue the business of the Partnership; or (b) all Partners agree in writing to continue the business of the Partnership and to admit one or more General Partners; or

  (E)
  Removal of the General Partner by a vote of the Limited Partners under Section 15 and failure of the Partners to elect a new General Partner to continue the business of the Partnership.

        On dissolution, the business of the Partnership shall be wound up by the General Partner, unless the General Partner is unable to do so or has been removed, in which event a person selected by the unanimous consent of the Limited Partners shall wind up the Partnership business. In winding up the

Partnership business, the assets shall be liquidated or distributed in kind, and any available proceeds shall be applied in the following order of priority: (1) payment of Partnership debts, including expenses of the liquidation, except for obligations owed to secured creditors if the same will be assumed by any person to whom the property securing the obligation is transferred; (2) the creation of a reasonable reserve for the payment of any further liabilities and expenses; and (3) payment of amounts due to Partners with respect to their interests in the Partnership. On dissolution and liquidation, amounts shall be distributed to Partners in accordance with their capital accounts. Property distributed in kind shall be valued by the General Partner or person winding up the Partnership business and any gain or loss shall be allocated to the Partners pursuant to Section 10. A Limited Partner who winds up and liquidates the business of the Partnership shall be entitled to reasonable compensation.

17.    Amendments.    Except as provided below in this Section 17, this Agreement may be amended only by a writing signed by all of the Partners. The General Partner may amend this Agreement alone without the need for any consent or approval of Limited Partners (1) if there occurs any change in the law governing the Partnership which would make an amendment desirable to effectuate the intent of the Partners, as long as any Partner who is adversely affected in any material respect by such an amendment consents to the amendment, or (2) to make any change necessary or advisable in the discretion of the General Partner to cause the Partnership to be treated as a partnership for federal income tax purposes.

18.    Miscellaneous.

  (A)
  Any notice given under this Agreement shall be in writing and shall be served either personally or delivered by electronic means or U.S. mail, postage prepaid, first class. Notice shall be deemed given at the time of personal delivery or transmission by electronic means, or 48 hours after delivery to a common carrier, or deposited in the United States mail. Each Partner shall provide the other Partners with an address to which notices intended for that Partner may be delivered. Any Partner may change the address for notices by giving appropriate notice under this Section 18(A).

  (B)
  Each Partner agrees to execute, with acknowledgment or affidavit if requested, all documents and writings reasonably necessary or appropriate in the creation of the Partnership and the achievement of its purpose.

  (C)
  Each Limited Partner grants to the General Partner and the General Partner's successors as General Partner, a special power of attorney irrevocably making, constituting, and appointing the General Partner and such successors as the Limited Partner's attorney-in-fact, with power and authority to act in `the name of the Limited Partner and on behalf of the Limited Partner to execute, acknowledge, and swear to the following: (1) any Certificate of Limited Partnership, and any amendment to the Certificate, which the General Partner elects to file; (2) any other instrument or document required to be filed by the Partnership or which the General Partner elects to file with any federal, state, or other governmental agency; and (3) any instrument or document that may be necessary or desirable to effect the continuation of the Partnership, admission of Limited Partners, the dissolution and termination of the Partnership, or to reflect any change in the amount of capital contributions to the Partnership. This special power of attorney is coupled with an interest, is irrevocable, shall survive the death or incapacity of the Limited Partner granting the power of attorney, and is limited to the matters set forth in this Section 18(C).

  (D)
  In any dispute between or among the Partners, whether or not resulting in litigation, the party or parties substantially prevailing shall be entitled to recover from the other party or parties to the dispute all reasonable costs including, without limitation, reasonable attorneys' fees.

  (E)
  This Agreement shall be construed in accordance with and governed by the laws of the State of California.

  (F)
  Subject to the provisions hereof, this Agreement shall be binding on, and shall inure to the benefit of, the parties to it and their respective heirs, legal representatives, successors, and assigns.

  (G)
  This Agreement constitutes the entire understanding of the Partners with respect to its subject matter and supersedes all prior agreements and understandings with respect to the matters provided in this Agreement.

  (H)
  All provisions of the California Revised Limited Partnership Act, as amended, shall be deemed to be superseded by the express terms of this Agreement to the extent necessary to effectuate the intent of the parties as reflected by this Agreement.

  (I)
  Subject headings are included in this Agreement for purposes of convenience only and shall not be deemed part of this Agreement.

        IN WITNESS WHEREOF, the Partners have signed this agreement as of the date first set forth above.

GENERAL PARTNER
VENOCO, INC., a California corporation
By	/s/ TIMOTHY MARQUEZ Timothy Marquez, President
LIMITED PARTNER
WHITTIER PIPELINE CORPORATION, a California corporation
By	[ILLEGIBLE]
, President

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LIMITED PARTNERSHIP AGREEMENT A California Limited Partnership